Exhibit 3.2

RITHM PROPERTY TRUST INC.

ARTICLES OF AMENDMENT

Rithm Property Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the "Charter") is hereby amended, effective at the Effective Time (as defined below), to decrease the par value of each authorized share of Common Stock of the Corporation from $0.06 per share to $0.01 per share.

SECOND: The amendment to the Charter as set forth in Article FIRST above has been duly approved by at least a majority of the entire Board of Directors as required by the Maryland General Corporation Law (the “MGCL”) and is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

THIRD: Insofar as the authorized capital stock of the Corporation was decreased on account of the reverse stock split which became effective at 5:00 p.m. Eastern Time on December 30, 2025, the authorized number of shares of Common Stock, par value $0.01 per share, is hereby increased to 125,000,000 shares and the Charter is hereby amended accordingly, such that the total number of shares of stock of all classes that the Corporation has authority to issue will be 150,000,000 shares of stock, consisting of 125,000,000 shares of Common Stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, with an aggregate par value of $1,500,000. Accordingly, Section 5.1 of the Charter shall read as follows:

“Section 5.1   Authorized Shares.  The Corporation has authority to issue 150,000,000 shares of stock, of which 125,000,000 shares are common stock, par value $.01 per share, and 25,000,000 shares are series preferred stock, par value $.01 per share.  The aggregate par value of the authorized shares of stock is $1,500,000.  The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

FOURTH: Any amendment to the Charter as set forth in Article THIRD above has been duly approved by at least a majority of the entire Board of Directors as required by the MGCL and is limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH: As of immediately before the reduction in par value of the Common Stock pursuant to Article FIRST above and increase in the authorized number of shares of Common Stock pursuant to Article THIRD above, the total number of shares of stock of all classes that the Corporation had authority to issue was 45,833,333.33 shares of stock, consisting of 20,833,333.33 shares of Common Stock, par value $0.06 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, with an aggregate par value of $1,500,000.

SIXTH: As of immediately after the reduction in par value of the Common Stock pursuant to Article FIRST above and any increase in the authorized number of shares of Common Stock pursuant to Article THIRD above the total number of shares of stock of all classes that the Corporation has authority to issue is 150,000,000 shares of stock, consisting of 125,000,000 shares of Common Stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, with an aggregate par value of $1,500,000.

SEVENTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the amendments contained in these Articles of Amendment.

EIGHTH: These Articles of Amendment shall be effective at 5:01 p.m. Eastern Time on December 30, 2025.

NINTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to on its behalf by its Chief Financial Officer on this 29th day of December, 2025.

ATTEST:			RITHM PROPERTY TRUST INC.

By:	/s/ Nicola Santoro, Jr.		By:	/s/ Michael Nierenberg
	Name:	Nicola Santoro, Jr.		Name:	Michael Nierenberg
	Title:	Chief Financial Officer		Title:	Chief Executive Officer